Exhibit 99.1

Conference Call Transcript

RLI Corp.  – Earnings Conference Call – 2nd Quarter 2012

July 19, 2012   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael – Chairman and Chief Executive Officer

Michael J. Stone – President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby – Vice President, Corporate Development

Thomas L. Brown – Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets
Adam Klauber	William Blair & Co., LLC
Matthew Carletti	JMP Securities LLC
Meyer Shields	Stifel Nicolaus
Mark Dwelle	RBC Capital Markets
DeForest Hinman	Walthausen & Co. LLC
Ray Iardella	Macquarie Capital (USA), Inc.

RLI CORP.

Moderator: Aaron Jacoby

July 19, 2012

10:00 a.m.  CT

Operator:  Good morning, ladies and gentlemen, and welcome to the RLI [Corp.] Second Quarter Earnings Teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings including in the annual Form 10-K which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performances across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation. I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2012. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I’m going to give some brief opening comments on the quarter. Then I’ll turn the call over to Mike to talk about our operations and market conditions. Then we’ll open the call to questions and Jon will finish up with some closing comments.

From our perspective, there were several things worth highlighting this quarter. First, an 85 combined ratio; second, 9% gross premium growth; third, continued favorable reserve development; fourth, continued growth in book value per share of 7.4% since year-end; and fifth, still improving market conditions.

Operating income was $1.17 per share, but as usual there were a couple of items that influenced this quarter that are worth pointing out. First, we had $26.5 million of favorable development from prior years’ loss reserves. Those of you who have followed RLI for a while know reserve levels are subject to quarter-by-quarter adjustment based on our actuarial process and there can be and has been significant volatility in these levels from quarter-to-quarter.

Second, spring storms amounted to $12 million impact across a number of small events, coincidentally the same impact as last year’s second quarter. Premium growth was up 9% on a gross basis, with our casualty segment leading the way.

Property premium was flat, while surety was up 3%. So bottom line, $1.17 per share of operating income on an 85 combined ratio and 9% top line growth, a respectable second quarter.

With that, I’ll turn the call over to Mike.

Mike Stone:  Thanks, Aaron. Good morning, everybody. Kind of a newsflash, we had some rain here in Central Illinois last night that will become relevant as we talk further.

A brief update on the market and what we’re seeing out there. As Aaron said, we’re up 9% for the quarter, 15% gross written premium for the year and that’s 10% without the addition of CBIC. We’re cautiously optimistic as we move forward. However, there has been no watershed moment yet. We are seeing some companies show deficiencies, considerable amount of Cat activity again this quarter, maybe the market will firm, really firm soon. I would say, though, that with the moribund economy, it’s going to be tough to see a whole lot of growth. Everything is zero-sum at this point in time. Let’s talk about our segments.

Casualty, good story, positive rate trend growth in all our major products. Gross written premium up 22% in the quarter, 25% year-to-date, and that’s 19% without the addition of CBIC.

General liability, our primary E&S product, primary liability E&S, our largest product. Gross written premium, up 10% year-to-date. Rates improving on the order of magnitude about 5%. So we’re starting to see a bit of movement in what has been our growth product in the past.

Our commercial umbrella product, up around 100% year-to-date. And about 50% of that is written over our own GL, so it’s business that we already underwrite from a primary side, so it’s adding exposure, but a well-underwritten piece. There are some geographic areas that are truly hard, with companies exiting this line and underlying companies requiring — umbrella companies requiring higher limits — higher underlying limits which is providing opportunities for gap layers that we’re able to provide. And we’re getting significant rate north of 10%, plus our submissions were up considerably.

Transportation, my canary in the mine. Gross written premiums up 28% in the quarter, 9% year-to-date, a good story with nice growth. Rates are up, however, just nominally, probably a little bit less than 5% year-to-date. So I’d say that canary still lives. Maybe it’s gagging a bit and maybe we can put it to death in the next half of the year. However, our product guys in the field are saying it’s still competitive. One large MGA lost its market and quite a bit of business came on the street, which was able fuel our growth in the quarter. So no inflection point, but moving in the right direction.

Our professional services business, our architects and engineers, design professionals, miscellaneous professionals, also growing nicely, up 77% in the quarter, 63% year-to-date as we grow out this business. And, they’ve added a packaged product for these professionals and we’re growing that business as well. End results will improve in this area as we gain more scale efficiencies. So a nice growth story there as we go grow that out.

Our personal umbrella product continues to grow steadily, up some 3% in the quarter and year-to-date. It’s a nice niche here for us as we continue to grow that out and we’ve had some products there as well.

Our CBIC packaged casually products, gross written premium was up about 6% year-to-date and loss trends are good in that line. Overall good growth, both with and without CBIC, rates trending up, but we remain circumspect with some optimism. A boost in the construction activity and the overall economy rebound would be welcomed.

Property area, as Aaron said, we are flat for the quarter on gross written premium, up 5% year-to-date. There is no CBIC premium in this segment. Our Cat wind rates are up quite a bit, some 25% with the introduction of RMS-11 last year. We still think it’s too competitive, need more rates to get us to increase our writings. We’re well within our tolerances, so we have some room to grow, if we could get additional rate here.

Our DIC in earthquake was off 7% in the quarter, about flat year-to-date. Rates are up normally, somewhere south of 5%. Again, you’re not going to see gross written premium growth in our Cat DIC Earthquake unless we see rate improvement.

Marine, also in this segment, gross written premium flattening out, net earnings up about 3% for the quarter. Most of the growth is coming from our inland product. Our re-underwriting in the wet Marine is taking hold with some favorable development in the quarter and year-to-date. We continue to move to a more niche-based approach, smaller accounts, more inland, better underwriting in our Marine. So we’re cautiously optimistic here.

Spring storm activity, again, this year, $12 million. We’re slow, but we’re taking action. We’re raising rates, tightening terms and conditions, for example, higher deductibles in these areas.

Crop — that’s c-r-o-p, by the way. You’ve been reading about drought, clearly, we see it here in Central Illinois. We are closely monitoring this issue. A few RLI facts: We expect about $35 million in premium from our ProAg relationship, of which we keep approximately $25 million. Only about 25% of ProAg’s book is in the severe drought states. Of their top five states, not impacted by the severe drought. And a disproportionate amount of their premium is in non-Group 1 states. Too early for any definitive assessment. Obviously, corn is impacted; soybeans, it’s too early. Remember, this is a crop-by-crop, county-by-county matter. There will be losses, but whether there is — will be a loss, it’s too early to tell.

Surety, gross written premium up 3% in the quarter, 15% year-to-date. Premium is flattening out as we are cautious with our contract book, both the CBIC side and the RLI side. We’re seeing considerable competitive pressure in the commercial surety space. But we expect to continue to grow this segment over time. It’s performing well and we’re seeing much improvement in our contract book as well this quarter.

Overall, a good underwriting quarter. We are optimistic going forward, but it’s still fragile. We need some economic improvement to see a real growth over time.

Thank you, Aaron.

Aaron Jacoby:  Great. Thanks Mike. We can now open the call up for questions.

Operator:  Thank you, sir. [Operator Instructions] And the first question comes from Randy Binner from FBR.

Randy Binner:  Hey, thank you very much. I just wanted to follow-up on the crop insurance comments real quick. So it’s $25 million retained of net premiums earned annually, is that correct?

Mike Stone:  That’s correct. It’s Mike Stone. That’s correct.

Randy Binner:  And you said, approximately, how much of the book was in what you would call severe drought states?

Mike Stone: 25%.

Randy Binner:  Okay. Thank you. And then, I guess, what’s your sense of how much of the corn crop has been lost? I have read anything from a third — a quarter to a half of it in the Midwest, does that seem right from what you guys are seeing?

Mike Stone:  It’s Mike Stone again. It’s awful hard to tell. It’s early. It’s county-by-county. If you go through Illinois, Central Illinois — and I drive to Chicago, back and forth, as does our CFO fairly frequently, some looks pretty good and some doesn’t look very good. So it’s pretty hard to tell. Like I said, we did get some rain last night.

Randy Binner:  Okay. And then, so, I guess, how does the timing work? Do you kind of — when is the determination made that a crop is lost? It’s now July. I guess it would be a third quarter event, right?

Mike Stone:  Yeah, harvest time right? It’s September, October is when we’ll start to know something much more definitively. We’ll start getting crop reports and planning and stuff as time goes on through the quarter. So it’s — like I said, it’s still too early, but you do start to firm up in the third quarter.

Randy Binner:  And then one more if I can. So as far as whatever loss comes through, it feels kind of like it would all be primary layer, meaning you would take — do you have any reinsurance cover for an event like this big, if x amount of the crop is lost or...?

Mike Stone:  We have the — we cede $10 million, plus there’s the government stop loss, obviously.

Randy Binner:  Would that kick in on this event, the government stop loss?

Mike Stone:  If it’s bad enough, it will.

Randy Binner:  Okay. Can you characterize for us how that — what are the rough economics of the government program are?

Mike Stone:  Well, the government, it depends on whether it’s Group 1 or Group 2 and 3 states. Well, it’s different by group. Group 1, that’s the — typically, referred to as the “I” states, about 190, the government kicks in. Group two and three states at about 150, the government kicks in.

Randy Binner:  What does that 190 refers to?

Mike Stone:  Loss. Loss ratio.

Randy Binner:  Okay. Loss ratio for each individual company?

Mike Stone:  For each individual crop, each individual state.

Randy Binner:  Okay, understood. And then real quick on E&S, maybe I missed that kind of particular view in the overall commentary, but just kind of want to get your views on, if E&S is still kind of slowly starting to turn the corner. We talked about that in previous calls. But are larger carriers leaving E&S a little bit more? Is a better economy helping? Is the economy better enough to help E&S? Just looking for more color there.

Mike Stone:  Yeah, it’s Mike Stone again. I think, again, it’s separate for property and casualty. I’ll talk about casualty. Yeah, I think some of the standard companies are starting to pull back a bit. It’s not 2001, so I want to go hard at 2002, certainly nothing like that. But we’re starting to see a gradual pullback. And so we feel, as I said, cautiously optimistic.

I don’t think the economy is helping much. Clearly, in the Southeast, it continues to be very difficult, very little construction activity. We’ve seen a little bit of pickup in the Northeast, particularly in the New York area which is — the economy is a little bit better. California is probably improving a little bit, but that’s pretty fragile. So it’s really — we’ve got to look at sort of segments of the country, get a different feel by section. So all in all, we think things are improving and the standard guys are pulling back, but it still is a bit of a zero sum. There is a little bit more business in the surplus line space than last quarter.

Property has been okay. With RMS-11, rates are up in the Cat side. But get outside of the non-Cat side, it’s still not improving.

Randy Binner:  Just one more, my assumption is that most of the Cat loss came from E&S property in the quarter?

Mike Stone:  Yes. That’s correct.

Randy Binner:  Okay. Was there any kind of property type or geography that was more affected or was it fairly diversified across where all the storms hit?

Mike Stone:  Well, we had losses in the Oklahoma, Kansas — I think that’s 76 or 77 Cat — and Dallas, which was, I think, 78.

Randy Binner:  All right, that’s helpful. Thanks.

Operator: We will go to the next question from Adam Klauber from William Blair.

Adam Klauber:  Thanks. Good morning. Looks like the accident year loss ratio was up. We have it around 53. That’s up compared to last quarter, compared to similar quarters last year. And in particular, it looks like the property accident, ex-catastrophe, was up. Could you, I guess, explain why?

Tom Brown:  Good morning Adam, this is Tom Brown. Welcome. Yeah, I think it’s trending pretty consistent, I think, with the first quarter and there’s a lot of variables in that, ranging from price mix, we take a longer-term view of loss cost trends than maybe what we’re seeing in the near term. And I think that’s having a little bit of the meaningful impact on the overall loss ratio, more specific to the property lines.

Adam Klauber:  Okay. So could you go into — on the property, is it — I guess, mix wise, are you writing — what products are pushing it up?

Tom Brown:  That would be principally Marine.

Adam Klauber:  Okay. Okay. Then also another question on the property. In some of the areas, rates are up, particularly, I think, you mentioned Cat prone areas are up. But growth was pretty flat. So could you, I guess, give us an idea why rates are up, but there’s no growth?

Mike Stone:  Yeah. Because we’re cutting back on exposure. And also our marine business is down overall. Relative to the growth rate, it’s down last year. If we’re — a little less business in the DIC, a little less business in the non-Cat prone areas, so-called fire business. So it’s still competitive in the property space even with rates up, certainly the Cat wind — hurricane wind is still competitive. And everybody using the model. So when you say, everybody is up at that level, but the exposure is probably not that high too.

Adam Klauber:  Okay. That’s helpful. As far as favorable prior-year development, the good size number on surety, was that from CIBC or is that the non-CIBC book?

Tom Brown:  Adam, again, it’s Tom Brown. It’s actually a little bit of both. It represents about 25% of the overall favorable development for the quarter. It covers the miscellaneous, commercial oil and gas have been favorable, principally the more recent years, 2009 through 2011, offset modestly by a little bit of unfavorable development on contract surety, which with respect to the economy in that sector probably no surprise.

Adam Klauber:  Right, right, okay. And then as far as property, also you had some decent development, was that disproportionate from some storms in prior years or is it just spread across the years?

Tom Brown:  It’s spread across the years. I wouldn’t, for the current quarter, point to any particular storm. It’s largely coming from our marine book in more recent years, 2008 to 2010.

Adam Klauber:  Okay. That’s helpful. And then, Tom, just following up on the E&S comment, and we’ve heard the market is — it’s just moving gradually against some — emphasize gradual pullback from some of the standard carriers. Would you say that the speed of the movement has increased a little in the last three to six months or is it just sort of a very gradual path?

Mike Stone:  Adam, terrific question. It’s Mike Stone. It’s like how many angels dance on the head of a pin. I think it’s continuing to move. Whether it’s moving a little faster, it feels a little better. Okay, that’s about as good as I can get. It feels like it’s getting a little better.

Adam Klauber:  Okay, great. Thank you very much.

Operator:  Next question comes from Matt Carletti from JMP Securities.

Matt Carletti:  Thanks. Good morning. Mike, would you circle back on kind of the general liability and umbrella E&S commentary? And kind of asking Adam and Randy’s questions a different way. When thinking about the economy and kind of contrasting that with this competition from kind of traditional standard lines markets, which one of those do you think has more ability to kind of move the needle going forward in improvement is it kind of some sort of tangible economic improvement could be more important to you or if some of the larger standard lines guys get a little religion, that will move the needle more?

Jon Michael:  Matt, it’s Jon Michael. My view is that for all of us, if the economy improves, it will — it should move the needle quite a bit. And what will happen if the economy improves, in my view, it’ll cause some of the standard lines carriers to retreat and go back to some of the standard lines that they write a lot better than E&S carriers. So that’s what usually happens when you see economic improvement. So that’s my view anyway.

Matt Carletti:  Great. Thanks a lot.

Operator: And we’ll move to Meyer Shields from Stifel, Nicolaus.

Meyer Shields:  Thanks. I’m going to do a little pin dancing myself. Were there any areas in the markets that you participate in where you’re actually seeing rate trends deteriorate from where we were at the first quarter?

Mike Stone:  It’s Mike Stone. Not really, no. No, I think, if anything, the worst is we see something that’s flat. But by and large, flat is the new down.

Meyer Shields:  Okay. On the casualty reserve development, I guess still very strong, but it did decline a little bit or more than a little bit from last year. Can you talk about what’s driving that? Is it a shift in accident years or products?

Tom Brown:  Meyer, I think it’s probably a consistent trend with what has been experienced in the industry as a whole, maybe at a lesser rate. It was about 50% of the overall release for the quarter. In more recent accident years, 2006 to 2010, ranging from GL and PUP to some transportation in terms of lines.

Meyer Shields:  Okay. But no, like individual unit that are really turning bad or anything like that?

Tom Brown:  No, I’d say, there might be a slight negative here and there, but nothing to read into. Most of it’s more recent accident years.

Meyer Shields:  Okay, great. Thank you very much.

Operator: The next question comes from Mark Dwelle from RBC Capital Markets.

Mark Dwelle:  Yeah, good morning. These guys kind of beat up most of the questions I had. I had one other related to the property segment, though. The net-to-gross retention has continued to kind of decline, is that a product of mix or is there some change in the reinsurance program there?

Mike Stone:  It’s Mike Stone. It’s mix.

Mark Dwelle:  Okay. As you continue to shift or, I guess, maybe downshift in the property segment, is that — I would presume that’s freeing up a fair amount of risk-based capital under your ratios, is that right?

Tom Brown:  This is Tom Brown, Mark. It’s probably too early to tell on that. We do work our models periodically, risk-based capital as well as our Cat models, and nothing of significance to note as of this point in time.

Mark Dwelle:  How does the crop figure into those types of calculations? Is it of a similar capital weighting to a property type risk?

Mike Stone:  It’s Mike Stone. Less. It’s fairly diversifying when it comes to that, so it’s less.

Mark Dwelle:  Okay. Those will be all my questions. Thanks.

Operator:  We’ll move next to DeForest Hinman from Walthausen & Company.

DeForest Hinman:  Hi, everyone. Kind of a big picture question. Can you give us a update on your investment portfolio and how you’re positioning it and maybe some of your thoughts on rumblings in the muni bond market, if you have any exposure there?

Tom Brown:  Yeah, DeForest. Tom Brown here. I think it’s two questions. One just from a weighting, we’re consistent with first quarter, moving money more into the municipals from a weighting about 60% municipals, 20% corporates, about 20% asset-backed. Kind of split evenly between — in the muni world — between General Obligation Bonds and Central Services. The second part of that question — I should point out that’s also very high investment grade, AA or better. On the second part of that question with — you said rumblings in the market, if I have the right word, are you referring to some of the recent bankruptcies like in California?

DeForest Hinman:  In California.

Tom Brown:  Yeah, we monitor that very closely, have no exposure to the more recent municipalities, et cetera, that announced bankruptcy. We monitor that very regularly, particularly look at — any time we see a dip or a downgrade in the investments grade, we take a pretty hard look and an action.

DeForest Hinman:  And can you talk about the portfolio duration?

Tom Brown:  Yeah, in the duration, particularly that — we’re moving out a little bit, approximately seven years on some of that to get a little more yield. And the overall has not changed significantly from Q1; it’s at about 4.7 years, which is where we were at Q1. It’s slightly longer than where we were at the end of the year at about 3.6 years, 3.5 years. But that — if you look over the ten-year horizon, that’s pretty consistent where we’ve been, 4.5 years to 4.7 years overall duration.

DeForest Hinman:  Okay. And you talked about, there is increased underwriting going on and you do have capital. Can you kind of help us think about the capital allocation strategy going forward? It doesn’t look like you mentioned any share repurchases in the quarter? So if we continue to accumulate excess capital, would we be looking at doing another one-time dividend?

Jon Michael:  Jon Michael here. We continue to look at our capital requirements, risk-based capital. As I’ve said in the past, we would rather use it ourselves. I think our long-term history of producing excess returns to shareholders by using it ourselves is what we would intend to do with it.

Again, if we do not see opportunities either in the — or cannot use the capital and do not see anything in the foreseeable future for it, we’ll return it. And our return will either be in the form of share repurchases, which we’ve done in the past, or special dividends. Those are our two preferred ways of returning the capital. I can’t make any predictions on what we’ll use. We do have quite a bit left, $80 million, 80-plus-million on our share repurchase left. So when we see opportunities, we’ll — if we cannot use the capital, we’ll repeat purchase shares and we’ll make a decision on special dividend at another time.

DeForest Hinman:  Okay. Thank you.

Operator: [Operator Instructions]. And we will move next to Ray Iardella from Macquarie.

Ray Iardella:  Thanks and good morning, everyone. Mike, maybe a question for you. I think the last quarter, you had mentioned, in a rising rate environment, the retention on the E&S side of your business actually improves. Are you seeing that in the results or can you comment on the retention on the E&S side?

Mike Stone:  On policy premium retention, it’s about the same. It’s not deteriorating. It’s about the same. So as a leading indicator, it’s not moving north, but it’s not deteriorating.

Ray Iardella:  Okay, that’s helpful. And then, Tom, I think you had mentioned maybe some adverse — little bit of adverse on the contract surety business. Any more color in terms of magnitude or potential accident years you’re feeling some of that headwind from?

Tom Brown:  Yeah, Ray. It’s principally in the 2010 and 2011 accident years. And if you give me the — and if you looked up here, it’s a little over $1 million.

Ray Iardella:  Okay. And then can you remind us how big that book of business is generally, the contract surety book?

Tom Brown:  Approximately $40 million.

Ray Iardella:  Okay. Thanks. That’s all I had.

Operator:  As there are no further questions, I will now turn the conference back to Mr. Jonathan Michael. Please go ahead.

Jon Michael:  Thank you very much for joining us. It was another good quarter for RLI, 9% growth at 85 combined ratio. At the end of the quarter, our shareholders’ equity up nearly 8% since year-end at $40.24 a share. We are very proud of our underwriters and their discipline. It’s a testament to — our 85 combined ratio average over the last ten years is testament to our underwriters being disciplined in their approach.

Mike mentioned and Aaron mentioned that the rate environment continues to improve modestly pretty much across the board. We didn’t talk a whole lot about this, but submission activity is up. That’s always a good sign, especially for our E&S book. Given the low interest rate environment and the pesky Cat activity that we have this quarter and an expectation that the industry’s reserve releases will begin to lessen considerably, I think, we expect the rate environment to continue to firm, although at a modest rate. We really need a good economy to help the industry. That would really help.

Again, a good quarter. We are looking forward to talking to you next quarter. Thanks for joining us today.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888- 203-1112 with an ID number of 9221548. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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